UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2016
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On February 1, 2016, White Mountains Insurance Group Ltd. (“White Mountains” or the “Company”) sold its investment in 20,562,379 common shares of Symetra Financial Corporation (“Symetra”) for cash proceeds of $658 million in connection with Symetra’s definitive merger with Sumitomo Life Insurance Company.

ITEM 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

All amounts related to the Company’s investment in Symetra common shares were reported under the equity method of accounting in the Company’s financial statements contained within its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the period ended September 30, 2015. Under the equity method, the Company’s share of Symetra’s earnings is presented as “equity in earnings” below the pre-tax income line item on the Company’s historical income statements. The presentation of pro forma income ends at pre-tax income under Article 11 of Regulation S-X. Accordingly, there are no pro forma adjustments to the income statement. Equity in earnings for the nine months ended September 30, 2015 and the year ended December 31, 2014 were $16.4 million and $43.7 million, respectively. The pro forma effect on earnings per share is a decrease of $2.75 for the nine months ended September 30, 2015 and $7.25 for the year ended December 31, 2014.

At September 30, 2015, the carrying value of White Mountains’s investment in the Symetra common shares was $392.8 million. During the fourth quarter of 2015, White Mountains began accounting for its investment in Symetra at fair value and recognized $258.8 million ($241.1 million after tax) of unrealized investment gains through net income, representing the difference between the carrying value of Symetra common shares under the equity method at the date of change and fair value at December 31, 2015. From January 1, 2016 through the date of the sale, White Mountains will recognize an additional unrealized gain of $4.7 million ($4.4 million after tax) through net income related to its investment in Symetra common shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: February 4, 2016	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
[]	[]	Managing Director and Chief Accounting Officer